As filed with the Securities and Exchange Commission on March 13, 2000.

                                                     Registration No. 333-32036


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               Amendment No. 1 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                                ----------------

                                   DYNEGY INC.
             (Exact name of Registrant as specified in its charter)

              Illinois                                          74-2928353
    (State or other jurisdiction                             (I.R.S. Employer
  of incorporation or organization)                       Identification Number)

1000 Louisiana Street, Suite 5800                                  77002
           Houston, Texas                                       (Zip Code)
(Address of Principal Executive Offices)

                               Kenneth E. Randolph
                        1000 Louisiana Street, Suite 5800
                              Houston, Texas 77002
                                 (713) 507-6400
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                                ----------------
                                    Copy to:
                                Julien R. Smythe
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        1900 Pennzoil Place - South Tower
                                  711 Louisiana
                              Houston, Texas 77002
                                 (713) 220-5800
                                ----------------

            Approximate date of commencement of proposed sale to the public:
From time to time or at one time after the effective date of this registration statement as determined by the selling stockholder.

            If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |X|

            If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

            If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                ----------------


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                Explanatory Note

      On February 1, 2000, Dynegy Holdings Inc., a Delaware corporation formerly known as Dynegy Inc. ("Old Dynegy"), and Illinova Corporation, an Illinois corporation ("Illinova"), merged with subsidiaries of Dynegy Inc., an Illinois corporation and the registrant hereunder, formerly known as Energy Convergence Holding Company ("Dynegy"). As a result of the merger, Old Dynegy and Illinova are subsidiaries of Dynegy. The merger is more fully described in the Joint Proxy Statement Prospectus contained within Dynegy's Form S-4 Registration Statement (File Number 333-84965) filed with the Securities and Exchange Commission on September 7, 1999. The business of Dynegy consists of the businesses previously conducted by Old Dynegy, Illinova and their respective subsidiaries. In connection with the merger, Dynegy assumed all the obligations of Illinova under Illinova Investment Plus. Immediately subsequent to the merger, Dynegy amended and restated Illinova Investment Plus and renamed it Dynegy Investment Plus. This registration statement registers the issuance of shares by Dynegy under Dynegy Investment Plus.

                               [DYNEGY INC. LOGO]

                    5,000,000 SHARES OF CLASS A COMMON STOCK

                ------------------------------------------------


                                 March 13, 2000


Dynegy Investment Plus offers you a variety of convenient, low-cost services to make it easier for you to invest in Class A common stock of Dynegy Inc. The plan has various features designed for long-term investors who wish to invest and build their share ownership over time. The plan offers a convenient and economical means to own shares. Unlike an individual stock brokerage account, the timing of purchases and sales is subject to the provisions of the plan. Please read carefully the terms and conditions of the plan.

In addition, the plan will provide Dynegy with a means of raising additional capital for general corporate purposes through the sale of Class A common stock. Whether significant additional capital is raised may be affected, in part, by Dynegy's decision to waive the limitations applicable to optional cash purchases and, in part, by Dynegy's decision to sell newly issued shares of Class A common stock to fulfill the requirements of the plan.

You can participate in the plan if you are a registered holder of Dynegy Class A common stock or a holder of certain equity securities of Illinois Power Company. If you do not own Class A common stock, you can become a participant by making your initial purchase directly through the plan. The plan offers you the opportunity to reinvest dividends and provides an alternative to traditional methods of buying, holding and selling Class A common stock.

This prospectus contains a more detailed description of the features of the plan as offered by Dynegy. If you were not a participant in Illinova Investment Plus and would like to participate in Dynegy Investment Plus, complete the enclosed enrollment form and mail it to the plan administrator in the reply envelope provided for your convenience. If you were a participant in Illinova Investment Plus, you are automatically a participant in Dynegy Investment Plus without submitting a new enrollment form. If you do not wish to continue participation in Dynegy Investment Plus, you should submit a Sale/Withdrawal Request Form to the plan administrator

You should read this prospectus carefully so you know how the plan works and then retain it for future reference.

                ------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS

Purpose....................................................................... 1
Key Features of Plan.......................................................... 2
Terms and Conditions of the Plan.............................................. 3
Where You Can Find More Information About Dynegy..............................14
The Company...................................................................16
Use of Proceeds...............................................................16
Legal Matters.................................................................16
Experts.......................................................................16

                             DYNEGY INVESTMENT PLUS

                                     Purpose

      The purpose of Dynegy Investment Plus is to provide you with a convenient way to purchase shares of Dynegy Class A common stock and to reinvest all or a portion of the cash dividends paid on eligible securities in additional shares of Class A common stock. The plan replaces and assumes, by amendment and restatement, Illinova Investment Plus. All accounts and all elections, notices, instructions and authorizations under Illinova Investment Plus automatically will continue under the plan, and participants in Illinova Investment Plus will continue as participants in the plan. No action by current participants in Illinova Investment Plus is required to continue participation in the plan. In connection with the assumption of Illinova Investment Plus, Dynegy has made some changes to the plan, including, but not limited to, the following:

      o The maximum amount allowed for initial and optional investments has been changed from $60,000 per year to $10,000 per month;

      o Under certain circumstances, you may now make initial and optional purchases in excess of the monthly maximum;

      o The minimum amount allowed for an optional cash investment has been changed from $25 to $100, except that active employees of New Dynegy or one of its subsidiaries may still make optional cash investments in even multiples of $1 but not less than $5 per pay period; and

      o     The plan administrator is now Chase Manhattan Bank.

      You should carefully read this prospectus to find out more about Dynegy Investment Plus. If you wish to continue your participation in Dynegy Investment Plus you do not need to do anything at this time. If you are a participant in Illinova Investment Plus and, after reviewing this prospectus, you do not wish to continue participation in the plan, you should submit a Sale/Withdrawal Request Form to the plan administrator, Chase Manhattan Bank, c/o ChaseMellon Shareholder Services, L.L.C., P. O. Box 3338, South Hackensack, New Jersey 07606-1938.

                            Key Features of the Plan

Anyone can participate in the plan

      Interested investors who are not employees of Dynegy or its subsidiaries or record holders of eligible securities may become participants by making an initial investment of at least $250 to purchase Class A common stock through the plan. Employees of Dynegy or its subsidiaries who are not record holders of eligible securities may become participants by making an initial investment of at least $100.

How to join the plan

      Record holders of eligible securities may become participants by electing to have dividend payments on all or a portion of their eligible securities reinvested in Class A common stock, or by depositing certificates representing Class A common stock into the plan for safekeeping.

Not all of your dividends have to be reinvested

      You may direct that all or a portion of your dividend payments on eligible securities be reinvested in additional shares of Class A common stock. Dividend payments not reinvested will be paid to you in the usual manner.

Optional cash purchases

      In addition to having your dividend payments on eligible securities reinvested in Class A common stock, you may invest additional funds in Class A common stock through optional cash investments of at least $100 for any single investment. Dynegy reserves the right to refuse any optional cash investment which causes an investor's total investment (initial cash investments plus optional cash investments plus dividends reinvested) to exceed $10,000 in any calendar month. In certain instances, however, Dynegy may permit you to make greater optional cash purchases. Optional cash investments may be made occasionally or at regular intervals.

Your funds will be fully invested

      Funds paid to the plan are fully invested in Class A common stock through the purchase of whole shares and fractions of shares.

Share safekeeping

      The plan offers a "safekeeping" service whereby you may deposit, free of any service charges, certificates representing Class A common stock into the plan and have your ownership of such Class A common stock maintained on the administrator's records as part of your account. You can select this service without participating in any other feature of the plan.

You may sell, withdraw, or transfer your shares at any time

      You may sell or withdraw shares of Class A common stock credited to your account, including those shares of Class A common stock deposited into the plan for safekeeping, through the plan. A statement will be mailed to you for each month in which a transaction takes place. Additionally you may transfer or make gifts to others of Class A common stock by contacting the administrator.

Plan Administrator

      Chase Manhattan Bank is the administrator. ChaseMellon Shareholder Services, L.L.C., a registered transfer agent, will provide certain administrative support to the administrator. You may contact the administrator by calling 1 (888) 921-5563 or by writing to the administrator at the following address:


                              Chase Manhattan Bank
                  c/o ChaseMellon Shareholder Services, L.L.C.
                                 P. O. Box 3338
                    South Hackensack, New Jersey 07606-1938.

                        Terms and Conditions of the Plan

Can I participate in the plan?

      Any person or entity, whether or not a record holder of Class A common stock, is eligible to participate in the plan, provided that

      o such person or entity fulfills the prerequisites for participation described below under "How do I get started?"; and

      o in the case of citizens or residents of a country other than the United States, its territories or possessions, such persons can provide the administrator with satisfactory evidence that participation would not violate local laws applicable to Dynegy, the plan or the participant.

      To the extent required by applicable law in certain jurisdictions, some persons may be required to be a current record holder of Class A common stock to participate.

How do I get started?

      You may join the plan at any time after being furnished with a copy of this prospectus by completing and signing an enrollment form distributed with this prospectus in the manner set forth below. Requests for copies of enrollment forms, as well as copies of other plan forms and this prospectus, should be made in writing or by telephone to the administrator. If you are a record holder of eligible securities, you should be sure to sign your name on the enrollment form exactly as it appears on your certificates.

      To become a participant in the plan, you must complete and sign an enrollment form and return it to the administrator and

      o     make an initial cash investment;

      o elect to have cash dividends paid on eligible securities of which you are the record holder invested in Class A common stock; or

      o deposit certificates representing shares of Class A common stock into the plan for safekeeping.

      If you are a holder of Class A common stock and are currently participating in Illinova Investment Plus, you will automatically become a participant in the plan without sending in a new enrollment form. However, if you wish to change your participation in any way (e.g., from partial to full reinvestment), you must submit a new enrollment form.

      If you are a current participant in Illinova Investment Plus and want to end your participation, you may do so at any time by submitting a Sale/Withdrawal Request Form to the administrator.

      Enrollment forms will be processed as promptly as practicable. You will become a participant after the administrator receives and approves a properly completed enrollment form.

What securities are eligible?

      The following equity securities of Dynegy and Illinois Power Company, Dynegy's indirect wholly owned subsidiary, are eligible to participate in the plan:

      o Dynegy Class A common stock (including shares of Class A common stock purchased through the plan);

      o     Illinois Power Serial Preferred Stock, $50 par value:

                    4.08% Series Preferred Stock;

                    4.26% Series Preferred Stock;

                    4.70% Series Preferred Stock;

                    4.42% Series Preferred Stock;

                    4.20% Series Preferred Stock; and

                    7.75% Series Preferred Stock.

      In addition, Dynegy may from time to time designate, in its sole discretion, other equity or debt securities of Dynegy and its subsidiaries as eligible securities by notifying the administrator in writing of such designation.

How do I make an initial cash investment and additional optional cash purchases?

      If you are not an employee of Dynegy or its subsidiaries or a record holder of eligible securities, you must include an initial cash investment of at least $250 with your completed enrollment form. Employees of Dynegy or its subsidiaries who are not record holders of eligible securities must include an initial cash investment of at least $100 with their completed enrollment form. Such investments may be made

      o     by personal check or money order payable to Dynegy Investment Plus;

      o     by direct debit; or

      o for active employees of Dynegy or its subsidiaries, by automatic payroll deduction (in which case submission of an enrollment form is not required).

Do not send cash. You may make additional optional cash investments by delivering to the administrator a completed enrollment form. Optional cash investments must be at least $100 for any single investment, except that active employees of Dynegy or its subsidiaries may make optional cash investments through payroll deductions in even multiples of $1 but not less than $5 per period. You can make such an investment

      o     by personal check or money order payable to Dynegy Investment Plus;

      o     by direct debit; or

      o for active employees of Dynegy or its subsidiaries, by automatic payroll deduction (in which case submission of an enrollment form is not required).

Do not send cash. Dynegy reserves the right to refuse any optional cash investment which causes an investor's total investment (initial cash investments plus optional cash investments plus dividends reinvested) to exceed $10,000 in any calendar month. In certain instances, however, Dynegy may permit you to make greater initial investments, as further described in this prospectus. There is no obligation to make any optional cash investment and the amount and timing of such investments may vary from time to time.

      Employees participating in the plan may arrange for initial and optional cash investments under the plan to be made through payroll deductions. A payroll deduction for optional cash investments may be in even multiples of $1, but not less than $5 per pay period. To initiate payroll deduction, an employee must complete, sign and return to the administrator a payroll deduction authorization form.

      After the administrator has received the payroll deduction authorization form and the authority for the payroll deduction has been noted on Dynegy's payroll records, Dynegy will withhold each month the amount authorized. The withholding will be made each month from the paycheck for the pay period ending in that month. The amount withheld will be forwarded to the administrator, and the administrator will invest the funds in Class A common stock beginning on the first investment date following the administrator's receipt of the funds. The amount of payroll deduction can be revised, changed or terminated at any time by written notice to the administrator. Commencement, revision or termination of payroll deductions will become effective as soon as practicable after the administrator receives an employee's request.

When are initial and optional cash investments invested?

      An investment date will occur twice every month, as further described in this prospectus. Initial and optional cash investments will be invested in Class A common stock beginning on the first investment date following the administrators receipt of the funds; but the administrator must receive such investments no later than one business day prior to an investment date to be invested beginning on that investment date. Otherwise, the administrator may hold the investment and invest the funds beginning on the next investment date. No interest will be paid on funds held by the administrator pending investment.

      At your written request, if the administrator receives such request no later than one business day prior to the applicable investment date, initial and optional cash investments not already invested in Class A common stock will be returned to you. However, the administrator will not refund a check or money order until the administrator has actually collected the funds from such instruments. Accordingly, such refunds may be significantly delayed. If the administrator does not receive the written request to stop investment at least one business day prior to an investment date, initial and optional cash investments the administrator then holds will be invested in Class A common stock on such investment date.

      All initial and optional cash investments are subject to collection by the administrator of full face value in U.S. funds. The method of delivery of any initial and optional cash investment is at your election and risk, and will be deemed received when the administrator actually receives them.

      Cash dividends paid on shares of Class A common stock credited to your account that were purchased through the plan with initial and optional cash investments will be reinvested in shares of Class A common stock in accordance with your reinvestment election designated on a completed enrollment form.

How do I make optional cash purchases over the maximum monthly amount?

      Optional cash purchases in excess of $10,000 per month may be made only pursuant to a request for waiver accepted by Dynegy. If you wish to make an optional cash purchase in excess of $10,000 for any month, you must obtain Dynegy's prior written approval and a copy of such written approval must accompany any such optional cash purchase. You must contact the administrator to determine if Dynegy is accepting requests for waiver of the maximum monthly investment, and to obtain a form for requesting a waiver. You then must submit a request for waiver to the administrator on the form provided by the administrator. Dynegy has sole discretion to grant any approval for optional cash purchases in excess of the allowable maximum amount. The administrator will notify you if Dynegy has accepted your request for waiver. In deciding whether to approve a request for waiver, Dynegy will consider relevant factors including

      o whether the plan is then acquiring shares newly issued directly from Dynegy or acquiring shares in the open market or in privately negotiated transactions from third parties;

      o     Dynegy's need for additional funds;

      o the attractiveness of obtaining such additional funds through the sale of Class A common stock as compared to other sources of funds;

      o the purchase price likely to apply to any sale of Class A common stock;

      o     the shareholder submitting the request;

      o the extent and nature of such shareholder's prior participation in the plan;

      o the number of shares of Class A common stock held of record by such shareholder; and

      o the aggregate number of optional cash purchases in excess of $10,000 for which requests for waiver have been submitted by all shareholders.

      If requests for waiver are submitted for any month for an aggregate amount in excess of the amount Dynegy is then willing to accept, Dynegy may honor such requests in order of receipt, pro rata or by any other method that Dynegy determines to be appropriate. With regard to optional cash purchases made pursuant to a request for waiver, the plan does not provide for a predetermined maximum limit on the amount that a shareholder may invest or on the number of shares that may be purchased.

What additional provisions apply to optional cash purchases made pursuant to a request for waiver?

      Optional cash purchases made pursuant to a request for waiver will be applied to the purchase of shares of Class A common stock as soon as practicable on or after the following investment date. Optional cash purchases made pursuant to a request for waiver will be acquired at a price equal to the average of the daily high and low sales prices computed up to seven decimal places, if necessary, of the Class A common stock as reported on the New York Stock Exchange for the five trading days immediately preceding the applicable investment date. The period encompassing the five trading days immediately preceding the next following investment date constitutes the relevant "pricing period". The administrator will apply all optional cash purchases made pursuant to a request for a waiver for which good funds are received on or before the first business day before the pricing period to the purchase of shares of Class A common stock as soon as practicable on or after the next following investment date.

      Dynegy may establish for a pricing period a minimum threshold price applicable to optional cash purchases made pursuant to a request for waiver. At least three business days prior to the first day of the applicable pricing period, Dynegy will determine whether to establish a threshold price, and if the threshold price is established, its amount, and will so notify the administrator. Dynegy will make the determination in its sole discretion after a review of current market conditions, the level of participation in the plan, and current and projected capital needs.

      If a threshold price is established for any pricing period, it will be stated as a dollar amount that the average of the high and low sale prices of the Class A common stock on the New York Stock Exchange composite tape listing for each trading day of the relevant pricing period must equal or exceed. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day will be excluded from the pricing period and all trading prices for that day will be excluded from the determination of the purchase price. A day will also be excluded if no trades of Class A common stock are made on the New York Stock Exchange for that day. For example, if the threshold price is not satisfied for one of the five trading days in a pricing period, then the purchase price will be based upon the remaining four trading days in which the threshold price was satisfied.

      In addition, a portion of each optional cash purchase will be returned for each trading day of a pricing period in which the threshold price is not satisfied or for each day in which no trades of Class A common stock are reported on the New York Stock Exchange. The returned amount will equal one-fifth of the total amount of such optional cash purchase (not just the amount exceeding $10,000) for each trading day that the threshold price is not satisfied. For example, if the threshold price is not satisfied or no such sales are reported for one of the five trading days in a pricing period, 1/5 (or 20%) of such optional cash purchase will be returned without interest.

      The establishment of the threshold price and the possible return of a portion of the investment apply only to optional cash purchases made pursuant to a request for waiver. Setting a threshold price for a pricing period shall not affect the setting of a threshold price for any subsequent pricing period. For any particular month, Dynegy may waive its right to set a threshold price. Neither Dynegy nor the administrator shall be required to provide any written notice as to the threshold price for any pricing period. You may ascertain whether a threshold price has been set or waived for any given pricing period by calling the administrator at (212) 273-8200.

      Each investment date, at the same time the threshold price is determined, Dynegy may establish discounts from the market price applicable to optional cash purchases made pursuant to a request for waiver. Such waiver discount may be between 0% and 3% of the purchase price and may vary each investment date. The waiver discount will be established at Dynegy's sole discretion after a review of current market conditions, the level of participation in the plan, discounts requested by investors, the attractiveness of obtaining such additional funds through the sale of Class A common stock as compared to other sources of funds and current and projected capital needs. You may determine whether Dynegy will accept your waiver discount request by calling the administrator at (212) 273-8200. Setting a waiver discount for a particular investment date shall not affect the setting of a waiver discount for any subsequent investment date. The waiver discount will apply only to optional cash purchases of more than $10,000. The waiver discount will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $10,000. Dynegy reserves the right to establish in the future a discount from the market price for optional cash purchases of $10,000 or less.

How do I reinvest my cash dividends?

      You may elect to reinvest all or a portion of the cash dividends paid on all or a portion of the eligible securities registered in your name and in the plan, i.e. Class A common stock that you purchased through the plan which has been credited to your account and Class A common stock deposited into the plan for safekeeping, by designating such election on your enrollment form. If you do not make an election, cash dividends paid on shares of Class A common stock credited to your account that were purchased through the plan or deposited into the plan for safekeeping will be paid in cash. If you elect partial reinvestment of cash dividend payments on any of your eligible securities, you must designate the specific security for which such partial reinvestment is desired and the whole dollar amount or whole number of shares for which reinvestment is desired. Once you elect reinvestment, cash dividend payments made on the designated eligible securities will be reinvested in shares of Class A common stock. The amount so reinvested will be reduced by any amount which is required to be withheld under any applicable tax or other statutes. If you have specified partial reinvestment, that portion of cash dividend payments not designated for reinvestment will be sent to you by check in the usual manner.

How do I change plan options?

      You may change plan options by delivering written instructions or a new enrollment form to the administrator. Such changes include:

      o changing your reinvestment level (i.e., full, partial or none) of cash dividend payments on eligible securities; and

      o changing the designation of eligible securities on which cash dividend payments are subject to reinvestment.

      To be effective with respect to a particular cash dividend payment, the administrator must receive any such instructions on or before the record date relating to such cash dividend payment. If the administrator does not receive such instructions on or before the record date, the instructions will not become effective until after such dividend is paid. The shares of Class A common stock purchased with such funds will be credited to your account.

How often do reinvestments occur?

      An investment date under the plan, i.e. when reinvestments will occur, will be:

      o in any month in which a cash dividend on eligible securities is paid, such dividend payment date and the 15th day of the month or, if either day is not a business day, the business day immediately following that day; and

      o in any month in which no dividend payment occurs, the 1st and 15th day of the month or, if either day is not a business day, the business day immediately following that day.

Where do the shares purchased come from?

      Shares of Class A common stock purchased for you under the plan will be either newly issued shares or shares held in the treasury of Dynegy or, at Dynegy's option, shares of Class A common stock purchased in the open market or in privately negotiated transactions by an independent agent. Dynegy will not change the source of shares more than once in any three-month period. Such a change must be accompanied by a determination by the Dynegy board of directors or the Chief Financial Officer of Dynegy that there is a valid reason for the change.

      If Dynegy elects to use newly issued or treasury shares, the administrator will forward to Dynegy all dividends paid on your shares and any initial and optional cash investments received from you since the last investment date. Purchases of shares of Class A common stock from Dynegy, whether newly issued or treasury shares, will be made on the relevant investment date at the average of the high and low sales prices of the Class A common stock reported on New York Stock Exchange composite tape as published in The Wall Street Journal on the investment date on which such shares are purchased. If no trading occurs in the Class A common stock on the investment date, the purchase price will be the average of the high and low sales prices on the next preceding trading day. Such shares will be issued or sold to, and registered in the name of, the administrator or its nominee as your custodian. Dynegy will only sell or issue whole shares to the administrator.

      If Dynegy elects to use shares purchased on the open market, the administrator will forward to an independent agent all dividends paid on your shares and any initial and optional cash investments received from you since the last investment date. The independent agent may be chosen be either Dynegy or the administrator. Purchases in the open market or in privately negotiated transactions may begin on the relevant investment date and should be completed no more than 15 days after that investment date, unless completion at a later date is necessary or advisable under applicable law, including any federal securities law. Funds not invested in Class A common stock within 30 days of receipt will be promptly returned to you. The price of any shares of Class A common stock purchased or sold in the open market or in privately negotiated transactions for you will be the weighted average price per share of the aggregate number of shares purchased or sold, as the case may be, with respect to the relevant investment date. Such shares will be issued or sold to, and registered in the name of, the administrator or its nominee as your custodian.

      The number of shares (including any fraction of a share rounded to four decimal places) of Class A common stock credited to your account for a particular investment date will be determined by dividing the total amount of cash dividends, optional cash investments and/or initial cash investments to be invested for you on such investment date by the relevant purchase price per share.

      With regard to open market purchases and sales of shares of Class A common stock by an independent agent, none of Dynegy, the administrator, its agents or any participant will have any authority or power to direct the time or price at which shares may be purchased or sold, the markets on which the shares are to be purchased or sold (including on any securities exchange, in the over-the-counter market or in negotiated transactions), or the selection of the broker or dealer (other than any independent agent) through or from whom purchases and sales may be made.

What is the safekeeping service?

      At the time of enrollment, or at any later time, you may take advantage of the plan's safekeeping services. Class A common stock that you hold in certificate form may be deposited into the plan, to be held by the administrator or its nominee, by delivering a completed enrollment form and the Class A common stock certificates to the administrator. Such certificates should not be endorsed. The shares of Class A common stock so deposited will be transferred into the name of the administrator or its nominee, as custodian, and credited to your account. Thereafter, such shares of Class A common stock will be treated in the same manner as shares of Class A common stock purchased under the plan and credited to your account. Cash dividends paid on shares of Class A common stock credited to your account that were deposited into the plan for safekeeping will be reinvested in shares of Class A common stock in accordance with your reinvestment election designated on the enrollment form.

How can I sell my shares subject to the plan?

      You may request, at any time, that all or a portion of the shares of Class A common stock credited to your account be sold by delivering to the administrator a completed Sale/Withdrawal Request Form. Only whole shares of Class A common stock credited to your account may be sold under the plan. The administrator will forward the sale instructions to an independent agent within five business days of receipt (except as described in the following paragraph). An independent agent will sell such shares as soon as practicable after processing the request and will transmit to you the proceeds of the sale (less any brokerage commissions and any applicable transfer taxes and service charges). Proceeds of shares of Class A common stock sold through the plan will be paid to you by check.

      If instructions for the sale of shares of Class A common stock on which cash dividends are not being reinvested are received by the administrator on or after the record date relating to a dividend payment date (see definition below) but before the dividend payment date, the sale will be processed and a separate check for the dividends will be mailed to you following the dividend payment date. If instructions for the sale of shares of Class A common stock on which cash dividends are being reinvested are received by the administrator on or after the record date relating to a dividend payment date but before the dividend payment date, the dividends paid on the dividend payment date will be invested in Class A common stock through the plan, and

      o if your sale instructions cover less than all of the shares of Class A common stock credited to your account, the sale of such shares will be processed and the shares purchased with the reinvested dividends will be credited to your account; or

      o if your sale instructions cover all of the shares of Class A common stock credited to your account, the sale instructions will not be processed until after the dividends have been invested in Class A common stock through the plan at which time all of the shares credited to your account, including the shares purchased with the reinvested dividends, will be sold and the proceeds transmitted to you.

How do I withdraw shares from the plan?

      You may withdraw some or all of the Class A common stock credited to your account from the plan at any time by delivering to the administrator

      o a completed Sale/Withdrawal Request Form, if you will be the record holder of such Class A common stock after withdrawal; or

      o a completed Sale/Withdrawal Request Form and a stock assignment (stock power), if you will not be the record holder of the Class A common stock after withdrawal.

      Upon the administrator's receipt of the proper documentation, certificates representing the designated Class A common stock will be sent to you, your broker or any other person that you have designated.

      If a completed Sale/Withdrawal Request Form with regard to shares of Class A common stock credited to your account on which cash dividends are not being reinvested is received on or after the record date relating to a dividend payment date but before the dividend payment date, the withdrawal will be processed and a separate check for the dividends will be mailed to you following the dividend payment date. If a completed Sale/Withdrawal Request Form with regard to shares of Class A common stock credited to your account on which cash dividends are being reinvested is received by the administrator on or after the record date relating to a dividend payment date but before the dividend payment date, the dividends paid on the dividend payment date will be invested in Class A common stock through the plan, and

      o if your withdrawal instructions cover less than all of the shares of Class A common stock credited to your account, the withdrawal of such shares will be processed and the shares purchased with the reinvested dividends will be credited to your account; or

      o if your withdrawal instructions cover all of the shares of Class A common stock credited to your account, the withdrawal instructions will not be processed until after the dividends have been invested in Class A common stock through the plan, at which time certificates representing all of the shares credited to your account, including the shares purchased with the reinvested dividends, will be sent to you or other designated recipient.

      Certificates representing whole shares of Class A common stock withdrawn from the plan will be sent to you or designated recipient by first class mail as soon as practicable following the administrator's receipt of the required documentation, subject to the provisions of the preceding paragraph. Withdrawal of shares of Class A common stock does not affect reinvestment of cash dividends on the shares withdrawn unless

      o     you are no longer the record holder of such shares;

      o you change such reinvestment by delivering a completed enrollment form to the administrator; or

      o     you have terminated your participation in the plan.

How can I transfer or give gifts of shares?

      You may transfer or give gifts of Class A common stock to anyone you choose by contacting the administrator and requesting a transfer. You may give or transfer Class A common stock to anyone you choose by:

      o making an initial $250 cash investment to establish an account in the recipient's name;

      o submitting an optional cash investment on behalf of another participant in an amount not less than $100 nor more than $10,000; or

      o transferring Class A common stock from your account to the recipient.

      You must transfer a whole number of shares unless you elect to transfer the entire account. You may transfer shares to new or existing participants. To transfer the ownership of all or part of the whole shares of Class A common stock held in your plan account, you must mail the administrator a transfer request along with a properly signed stock power. A stock power form can be obtained from the administrator, most banks or most stockbrokers. You must have your signature guaranteed by a financial institution participating in the medallion guarantee program. The medallion guarantee program ensures that the individual signing the certificate is in fact the registered owner as it appears on the stock certificate or stock power. The administrator will automatically place such new accounts in full dividend reinvestment status. The recipients of gifts or transfers, at their discretion, may then elect to change participation but, to do so, they must submit a new enrollment form to the administrator. The administrator will send recipients of gifts or transfers a notice of such transfer.

      If you request to either transfer all of your shares or make a partial sale and transfer the balance of your shares and such request is received during the three business days prior to a dividend payment date, the processing of your request may be held until after your account is credited with reinvested dividends. This hold period could be as long as four weeks.

What happens if I withdraw a some of my shares in the plan?

      If you are reinvesting cash dividends paid on only a portion of the shares of Class A common stock credited to your account through the plan and you elect to sell, withdraw or transfer a portion of such shares, cash dividends on the remainder of the shares credited to your account, up to the number of shares designated for reinvestment prior to such sale, withdrawal or transfer, will continue to be reinvested through the plan, except where you give specific instructions to the contrary in connection with such sale, withdrawal or transfer. For example, if you had elected to have cash dividends reinvested through the plan on 50 shares of a total of 100 shares of Class A common stock credited to your account elected to sell, withdraw or transfer 25 shares, cash dividends on 50 shares of the remaining 75 shares credited to your account would be reinvested through the plan. If instead you elected to sell or withdraw 75 shares, cash dividends on the remaining 25 shares credited to your account would be reinvested through the plan.

Will I receive reports regarding my account?

      You will receive a statement of account for each month in which an investment, reinvestment, deposit, withdrawal, sale or any other transaction takes place. You should retain these statements of account to establish the cost basis, for tax purposes, of shares of Class A common stock acquired under the plan.

      You will receive copies of all communications sent to holders of Class A common stock. This may include quarterly reports to shareholders, annual reports to shareholders, proxy material, and Internal Revenue Service information, if appropriate, for reporting dividend income. All notices, statements of account and other communications from the administrator to you will be addressed to the latest address of record. Therefore, it is important that you promptly notify the administrator of any change of address.

How do I obtain a certificate for my shares?

      You may obtain, free of charge at any time, a certificate for all or a part of the whole shares of Class A common stock credited to your account upon written request to the administrator. Such certificate(s) will be mailed by first class mail, within two business days of the administrator's receipt of the written request, to your address of record. Such shares shall continue to have their dividends reinvested unless you also submit a enrollment form electing to not have dividends on such shares reinvested. Any remaining whole or fractions of shares of Class A common stock will continue to be credited to your account.

      Shares of Class A common stock credited to your account may not be pledged or assigned. A participant who wishes to pledge or assign shares of Class A common stock must request that they be withdrawn from the plan.

      Certificates for fractions of shares of Class A common stock will not be issued under any circumstances.

How do I terminate my participation in the plan?

      You may at any time terminate your participation in the plan by delivering a completed Sale/Withdrawal Request Form to the administrator. Upon the administrator's receipt of such written notification, you will receive

      o a certificate for all of the whole shares of Class A common stock credited to your account;

      o a check for any dividends and cash investments credited to your account; and

      o a check for the cash value of any fraction of a share of Class A common stock credited to your account.

      Such fraction of a share will be valued at the average of the high and low sales prices of the Class A common stock reported on the New York Stock Exchange composite tape as published in The Wall Street Journal for the trading day preceding the date of receipt of a completed Sale/Withdrawal Request Form.

Will participation cost me anything?

      Dynegy will pay all administrative costs and expenses associated with the plan. In addition, Dynegy will pay any brokerage commissions and any applicable transfer taxes and service charges related to shares purchased under the plan. Participants requesting that the shares of Class A common stock credited to their accounts be sold in the open market will be required to pay any brokerage commissions and any applicable transfer taxes and services charges with respect to any shares of Class A common stock sold. Such costs will be included as adjustments to sales prices.

What are the tax consequences?

      The following is a summary of the material Federal Income Tax consequences of participation in the plan. The effect of such tax consequences on you will depend upon you individual circumstances which, together with the state and local tax consequences of participation, should be discussed with your tax advisor.

      You will be required to include in income for federal income tax purposes the amount of cash dividends paid on eligible securities and shares of Class A common stock credited to your account which are reinvested in Class A common stock under the plan even though no such amount is actually received by you in cash, but instead is applied to the purchase of shares of Class A common stock for your account. If shares are purchased in the open market you will also be required to include in income for federal income tax purposes an allocable share of any brokerage commissions incurred to purchase such shares.

      Your tax basis for shares of Class A common stock purchased under the plan will be equal to the price at which the shares are credited by the administrator to your account. If shares are purchased in the open market, the allocable shares of any brokerage commissions incurred are added to your tax basis. Shares of Class A common stock purchased under the plan will have a holding period beginning on the day after the shares are allocated to your account.

      You will not realize any taxable income when you receive certificates for whole shares credited to your account under the plan. Gain or loss will be recognized by you when you sell such whole shares and will be recognized by you when a fractional share credited to your account is sold pursuant to the terms of the plan.

What if Dynegy has a stock split, a stock dividend or a rights offering?

      Any shares or other securities representing stock splits or noncash distributions on shares of Class A common stock credited to your account will be credited to your account. Stock splits, combinations, recapitalization and similar events affecting shares of Class A common stock credited to your account will be credited to your account on a pro rata basis.

      In the event of a rights offering, you will receive rights based upon the total number of whole shares of Class A common stock credited to your account.

Will I be able to vote my shares purchased through the plan?

      You will have the exclusive right to exercise all voting rights respecting shares of Class A common stock credited to your account. The administrator will forward all shareholder materials relating to shares of Class A common stock credited to your account to you. You may vote any whole shares of Class A common stock credited to your account in person or by proxy. Your proxy card will include whole shares of Class A common stock credited to your account and shares of Class A common stock registered in your name. Shares of Class A common stock credited to your account will not be voted unless you or your proxy votes them. You are not permitted to vote fractions of shares.

      Your vote, under a proxy or consent provision that is applicable to all holders of Class A common stock, and your option to exercise under a tender or exchange offer may be solicited by Dynegy's management or others. The administrator will notify you of occasions when you may exercise your voting rights or your rights with respect to a tender offer or exchange offer within a reasonable period of time prior to when those rights are to be exercised.

Limitation of liability

      The plan provides that neither Dynegy, the administrator (including Dynegy if it is acting as such) in administering the plan nor any independent agent will be liable for any act done in good faith or for the good faith omission to act in connection with the plan, including, without limitation, any claim of liability arising out of failure to terminate your account upon your death prior to receipt of notice in writing of such death, or with respect to the prices at which shares of Class A common stock are purchased or sold for your account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares. The foregoing does not represent a waiver of any rights you may have under applicable securities laws.

Interpretation and regulation of the plan

      Dynegy may adopt any rules or regulations with respect to the plan which are necessary or desirable for the administration of the plan. Dynegy also has the power and authority to interpret the terms and provisions of the plan and reconcile any inconsistency or supply any omitted detail so long as it is consistent with the general terms and provisions of the plan.

Dynegy may change or terminate the plan at its option

      Dynegy may suspend, modify or terminate the plan at any time, in whole, in part or in respect of participants in one or more jurisdictions, without the approval of participants. Notice of such suspension, modification or termination will be sent to all affected participants, who will in all events have the right to withdraw from participation. Upon any whole or partial termination of the plan by Dynegy, each affected participant will receive

      o a certificate for all of the whole shares of Class A common stock credited to their account;

      o a check for any dividends and cash investments credited to their account; and

      o a check for the cash value of any fraction of a share of Class A common stock credited to their account.

Such fraction of a share shall be valued at the average of the high and low sales prices of the Class A common stock reported on the New York Stock Exchange composite tape as published in The Wall Street Journal for the trading day preceding the date of termination. You will be notified by the administrator promptly if the plan is suspended, modified or terminated.

When may Dynegy end my participation in the plan?

      If you do not have at least one whole share of Class A common stock credited to your account, or do not own any eligible securities for which cash dividends are designated for reinvestment pursuant to the plan, your participation in the plan may be terminated by Dynegy upon written notice to you. Additionally, Dynegy may terminate your participation in the plan after written notice mailed in advance to you at the address appearing on the administrator's records. If your participation has been terminated you will receive

      o a certificate for all of the whole shares of Class A common stock credited to your account;

      o a check for any dividends and cash investments credited to your account; and

      o a check for the cash value of any fraction of a share of Class A common stock credited to your account.

Such fraction of a share shall be valued at the average of the high and low sales prices of the Class A common stock reported on the New York Stock Exchange composite tape as published in The Wall Street Journal for the trading day preceding the date of termination. Dynegy may at any time in its sole discretion suspend, modify, amend or terminate the plan, in whole, in part or in respect of participants in one or more jurisdictions. Such amendment may not decrease the account of any participant or result in a distribution to Dynegy of any amount credited to the account of any participant.

What if I have questions about the plan?

      Any questions you have about buying or selling shares or any other services offered by the plan should be directed to the administrator at its toll-free number:

                                 1-888-921-5563

      A customer service representative will assist you. Once enrolled, you may also use the administrator's automated voice response system, which will furnish information regarding your account -- for example, the number of shares held in the plan, amount of last dividend check or the closing stock price. You may also write to the administrator at the following address:

                              Chase Manhattan Bank
                  c/o ChaseMellon Shareholder Services, L.L.C.
                                 P. O. Box 3338
                    South Hackensack, New Jersey 07606-1938.

      Be sure to include your name, address, account key and daytime phone number on all correspondence.

      The administrator has been appointed by Dynegy and such appointment may be revoked and the administrator may resign at any time with reasonable notice to Dynegy. If no administrator is appointed, Dynegy will be deemed the plan administrator. The administrator has the authority to take any actions necessary to fulfill it's duties under the plan and will keep records of your account. Dynegy will arrange for the administrator's compensation.

Your acceptance of the terms and conditions of the plan

      By completing the enrollment form or, if you were a participant in Illinova Investment Plus, by your continuing participation in the plan, you and your heirs, executors, administrators, legal representatives and assigns approves and agrees to be bound by the provisions of the plan and any subsequent amendments to the plan, as well as the actions of Dynegy and the administrator in connection with the plan.

                Where You Can Find More Information About Dynegy

General

      Dynegy files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we have filed at the Commission's Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site at www.sec.gov that contains reports, proxy and other information regarding Dynegy. In addition, copies of such reports and other information concerning Dynegy may also be inspected and copied at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information we file with the Commission

      The Commission allows us to incorporate by reference the information we have previously filed with them. Incorporation by reference means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and future filings made with the Commission by Dynegy (File Number 1-11156) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all the Class A common stock covered by this prospectus.

      o The description of the Class A common stock in Dynegy's Registration Statement on Form 8-A (Securities Act of 1933 Commission File Number 333-84965) filed on February 2, 2000.

      The following documents previously filed with the SEC by Dynegy (Commission File Number 1-11156) are incorporated by reference into this document:

      o Dynegy's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

      o Dynegy's Current Report on Form 8-K filed with the SEC on January 6, 2000, February 2, 2000 and February 29, 2000.

      This prospectus is part of a registration statement that we filed with the Commission.

      You may request a copy of these filings, at no cost, by writing or calling us at:

                                  Dynegy Inc.
                       1000 Louisiana Street, Suite 5800
                              Houston, Texas 77002
                                (713) 507-6400.

      Our website address is www.dynegy.com. The information on our web site is not incorporated by reference into this prospectus. You should rely only on the information incorporated by references or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                    UNCERTAINTY OF FORWARD LOOKING STATEMENTS

      This prospectus, any accompanying prospectus supplement and the additional information described under the heading "Where You Can Find More Information About Dynegy" may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, based on information currently available to our management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations set forth under "Business" and/or "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in our annual report on Form 10-K and quarterly reports on Form 10-Q incorporated by reference into this prospectus.

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results and shareholder value may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and value are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future including, among others:

      o     competitive practices in the industries in which Dynegy competes;

      o fluctuations in commodity prices for natural gas, electricity, natural gas liquids, crude oil or coal;

      o fluctuations in energy commodity prices which have not been properly hedged or which are inconsistent with Dynegy's open position in its energy marketing activities;

      o     operational and systems risks;

      o general economic and capital market conditions, including fluctuations in interest rates; and

      o the impact of current and future laws and governmental regulations (particularly environmental regulations) affecting the energy industry in general and Dynegy's operations in particular.

      You are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

      You should also consider any other factors contained in this prospectus or in any accompanying supplement, including the information incorporated by reference into this prospectus or into any accompanying supplement.

                                   The Company

      Dynegy is a leading provider of energy products and services in North America and the United Kingdom. On February 1, 2000, Dynegy Inc., a Delaware corporation (since renamed Dynegy Holdings Inc.) ("Old Dynegy") and Illinova Corporation, an Illinois corporation ("Illinova"), merged in a transaction in which Old Dynegy and Illinova became wholly owned subsidiaries of Dynegy. The merger is more fully described in the Joint Proxy Statement Prospectus contained within Dynegy's Form S-4 Registration Statement (File Number 333-84965) filed with the Commission on September 7, 1999.

      Products marketed by Old Dynegy's wholesale marketing operations include natural gas, electricity, coal, natural gas liquids, crude oil, liquid petroleum gas and related services. Old Dynegy's wholesale marketing operations are supported by ownership or control of an extensive asset base and transportation network that includes unregulated power generation, gas and liquids storage capacity, gas, power and liquids transportation capacity and gas gathering, processing and fractionation facilities.

      Illinova is the holding company for: Illinois Power Company, an electric and natural gas utility that serves approximately 650,000 customers over a 15,000 square-mile area of Illinois; Illinova Generating, Inc., which invests in, develops and operates independent power projects worldwide; and Illinova Energy Partners, Inc., which markets energy and energy-related services in the United States and Canada.

      Our principal office is located at 1000 Louisiana, Suite 5800, Houston, Texas 77002, and the telephone number is (713) 507-6400.

                                 Use of Proceeds

      Dynegy intends to use the proceeds of the sale of any newly issued or treasury shares of Class A common stock under the plan for general corporate purposes. Since the price of the shares of Class A common stock offered under the plan is based on future market prices, Dynegy is unable to make an advance determination of the price at which shares of Class A common stock will be sold to plan participants or the proceeds of such sale.

                   Description of Securities to be Registered

      The authorized capital stock of Dynegy consists of 300,000,000 shares of Class A common stock, 120,000,000 shares of Class B common stock and 70,000,000 shares of preferred stock. The description of the Class A common stock in Dynegy's Form S-4 Registration Statement (File Number 333-84965) filed with the Commission on September 7, 1999 is incorporated by reference into this prospectus. At February 4, 2000, there were approximately 98 million shares of Class A common stock issued and outstanding.

                                  Legal Matters

      Troutman Sanders LLP will issue an opinion regarding certain legal matters in connection with the Class A common stock offered pursuant to this prospectus.

                                     Experts

      The audited consolidated financial statements and schedule of Dynegy incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                   Dynegy Inc.
                        1000 Louisiana Street, Suite 5800
                              Houston, Texas 77002
                                 (713) 507-6400.

               Part II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

      Item 14. Other Expenses of Issuance and Distribution

      The following table sets forth all expenses in connection with the distribution of the shares of Class A common stock being registered. All amounts shown below are estimates, except the registration fee:

            Registration fee of Securities and
            Exchange Commission................................$ 64,350.00
            New York Stock Exchange listing fees..................4,375.00
            Accountants' fees and expenses.......................50,000.00
            Legal fees and expenses.............................100,000.00
            Miscellaneous........................................80,000.00

            TOTAL..............................................$298,725.00

      Item 15. Indemnification of Directors and Officers

      Illinois law permits corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care.

      Illinois corporations are not permitted to eliminate monetary liability where such liability is based on:

            (1) any breach of the director's duty of loyalty to the corporation or its shareholders;

            (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

            (3) liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; or

            (4) any transaction from which the director derived an improper personal benefit.

      The Dynegy articles of incorporation also provide for broad mandatory indemnification, generally extending to any person who is or was a director or officer who acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the corporation. Such articles also eliminate the liability of directors to the fullest extent permissible under Illinois law, as such law exists currently or as it may be amended in the future. The Dynegy bylaws provide that Dynegy may indemnify an employee or agent of the corporation in a proceeding, including those by or in the right of the corporation, because he or she is or was acting in the scope of his or her duties, in good faith, and in a manner he or she reasonably believed to be in the best interests of the corporation.

      The merger agreement provides that Dynegy will indemnify the present and former directors and officers of Old Dynegy, Illinova and their respective subsidiaries and fiduciaries under their benefit plans against all losses, damages, costs or expenses (including attorneys' fees), liabilities or amounts paid in settlement arising out of actual or alleged actions or omissions existing at or before the effective date of the merger. The indemnification will be to the fullest extent permitted under Illinois law or Dynegy's articles of incorporation and bylaws in effect on the date of such indemnification and Old Dynegy's and Illinova's indemnification obligations in effect as of the date of the merger agreement. Dynegy will also be obligated to advance expenses as incurred to the fullest extent permitted by law. The determination of compliance with the indemnification requirements will be made by independent counsel mutually acceptable to Dynegy and the indemnified person.

      For six years after the effective date of the merger, Dynegy will maintain Illinova's and Old Dynegy's existing directors' and officers' liability insurance policies covering the existing directors and officers to the extent related to liabilities prior to the merger. The coverage will be at least as favorable as the existing coverage, but Dynegy will not be required to spend over 150% of the higher of the annual premium paid by Old Dynegy or Illinova for its existing coverage.

      Item 16. Exhibits

      The Exhibits filed herewith are set forth on the Index to Exhibits filed as a part of this Registration Statement.

      Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 13, 2000.


                                    DYNEGY INC.


                                    By: /s/ C. L. Watson
                                        -------------------------------
                                        C. L. Watson
                                        Chairman of the Board and Chief
                                        Executive Officer


      The undersigned directors and officers of Dynegy hereby constitute and appoint C. L. Watson and Kenneth E. Randolph with full power to act without the other and with full power of substitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Amendment No. 1 to Registration Statement on Form S-3 and to file the same, with all exhibits thereto and other documents in connection therewith with the Commission and hereby ratify and confirm all that such attorneys-in-fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on March 13, 2000.


Signature                                  Title
---------                                  -----


/s/ C.L. Watson                            Chairman of the Board, Director
---------------------------------------    and Chief Executive Officer
C. L. Watson                               (Principal Executive Officer)


                  *                        Executive Vice President and
---------------------------------------    Chief Financial Officer
John U. Clarke                             (Principal Financial Officer)


                  *                        Senior Vice President and Controller
---------------------------------------    (Principal Accounting Officer)
Bradley P. Farnsworth


                  *                        Director
---------------------------------------
Charles E. Bayless


                  *                        Director
---------------------------------------
Stephen W. Bergstrom

Signature                                  Title
---------                                  -----


                  *                        Director
---------------------------------------
J. Otis Winters


                  *                        Director
---------------------------------------
Daniel L. Dienstbier


                  *                        Director
---------------------------------------
Patricia A. Woertz


                  *                        Director
---------------------------------------
Darald W. Callahan


                  *                        Director
---------------------------------------
Richard H. Matzke


                  *                        Director
---------------------------------------
J. Joe Adorjan


                  *                        Director
---------------------------------------
C. Steven McMillan


                  *                        Director
---------------------------------------
Robert M. Powers


                  *                        Director
---------------------------------------
Sheli Z. Rosenberg


                  *                        Director
---------------------------------------
Joe J. Stewart


                  *                        Director
---------------------------------------
John D. Zeglis


* /s/ Kenneth E. Randolph
---------------------------------------
      Kenneth E. Randolph, Attorney-in-Fact

                                INDEX TO EXHIBITS

Exhibit
 Number           Description of Exhibits
 ------           -----------------------


  4.1+            Dynegy Investment Plus

  5.1+ Opinion of Troutman Sanders LLP as to the legality of the shares being registered

  23.1+ Consent of Troutman Sanders LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

  23.2*           Consent of Arthur Andersen LLP

  24.1+ Powers of Attorney (included in the signature page of this Registration Statement)

  99.1+ Cover letter to accompany the prospectus to be sent to participants in Illinova Investment Plus

  99.2+ Cover letter to accompany the prospectus to be sent to holders of eligible securities not participating in Illinova Investment Plus

  99.3+           Enrollment form for Dynegy Investment Plus.

  99.4+           Schedule of anticipated investment dates for Dynegy
                  Investment Plus.

----------
* filed herewith

+ filed as exhibit to Dynegy's Registration Statement on Form S-3 filed with the Commission on March 9, 2000.